EXHIBIT 6.2

                   EMPLOYMENT AND CONFIDENTIALITY AGREEMENT


STATE OF TEXAS
COUNTY OF LIBERTY

      This Agreement is made and entered into in Hardin, Liberty County, Texas, on this the 5th day of July, 1999, by and between Fleetclean Systems, Inc., a Texas corporation with its principal office located in Hardin, Liberty County, Texas (hereinafter referred to as "Fleetclean" and /or "Company") and Ron Wallace, an individual residing at 4165 Rhone Dr., Kenner, Louisiana, (hereinafter referred to as "Wallace").

                                    RECITALS

      WHEREAS, Fleetclean desires to retain the services of Wallace as an employee of Fleetclean on the terms and conditions hereinafter set forth.

      WHEREAS, Fleetclean will maintain and employ Wallace at its Hahnville, Louisiana facility, and other locations as may be needed from time to time.

      NOW THEREFORE, in consideration of the mutual covenants and promises, the receipt and sufficiency of such mutual consideration is hereby acknowledged and confessed by Fleetclean and Wallace, and to induce Fleetclean to hire Wallace on the terms and conditions hereinafter, Fleetclean and Wallace hereby agree as follows:

                                       I.
                                   EMPLOYMENT

            Fleetclean shall employ Wallace as a full time employee, and Wallace hereby accepts such employment with Fleetclean, upon the terms and conditions hereinafter set forth.

                                       II.
                         DUTIES DURING EMPLOYMENT PERIOD

      A. Wallace shall perform and discharge well and faithfully such management and other duties for Fleetclean and its subsidiaries and affiliates, as may be assigned to him from time to time by President, Kenneth Phillips, The Executive Committee or the Board of Directors of Fleetclean. Wallace shall devote his full time, attention and energies to the business of Fleetclean, and shall not during the terms of this Agreement be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage;

      B. During the term of this agreement, Fleetclean and its affiliates and subsidiaries shall, within their best efforts, continue to operate and maintain Fleetclean in its Liberty County, Texas office or in any future locations, if any, as may be deemed necessary or advantageous in Fleetclean's sole discretion in a manner and method consistent with the past business of Fleetclean and shall use its best efforts to have adequate liquidity and capital to insure the continued success of Fleetcean, its affiliates and subsidiaries, as well as the obligations set forth herein from Fleetclean to Wallace.

                                      III.
                               TERM OF EMPLOYMENT

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      The employment under Section II. of this Agreement shall be for a period
(the "Employment Period") commencing on the date hereof and ending after twenty four (24) months from the date hereof or at the termination of this Agreement under Section V, unless sooner terminated in accordance with one of the following alternatives:

      A. Wallace's employment under Section II, if not already terminated under clause B of this Section III, may be terminated at any time during the Employment Period for Cause (as hereinafter defined) by action of the Board of Directors of Fleetclean upon giving Wallace notice of such termination at least thirty (30) days prior to the date upon which termination shall take effect. As used herein, the term "Cause" shall mean any of the following events.

            1. Wallace's conviction of or pleas of guilty or NOLO CONTENDERE to a crime involving a felony.

            2. Wallace's intentional and willful failure to follow the good faith instructions to perform usual and necessary duties under this Agreement, of President, Kenneth Phillips, the Executive Committee referred to in Section II or the Board of Directors of Fleetclean following written notice thereof; or

            3. Wallace's fraud, willful misconduct, insubordination, or, neglect of duties or failure to act with respect to duties or actions provided under this Agreement previously communicated to Wallace by President, Kenneth Phillips, the Executive Committee or the Board of Directors of Fleetclean.

      B. Wallace's employment under Section II may be terminated at any time following twenty four (24) months after the date hereof, by action of the Board of Directors of Fleetclean, upon giving Wallace notice of such termination at least thirty (30) days prior to the date on which such termination shall take effect. If Wallace's employment is terminated under the provisions of this clause B, his rights pursuant to Section IV shall cease as of the effective date of such termination.

                                       IV.
                        COMPENSATION AND RELATED MATTERS

      A. For services rendered by Wallace hereunder, Fleetclean shall pay him as compensation during this Employment Period as follows:

            (a) From the beginning of the first month of this agreement, until termination as provided herein, by either party, a salary of $4416.67 per month.

            (b) Wallace shall receive as a one time employment bonus fifty thousand (50,000) shares of Fleetclean common stock, to be delivered to Wallace within 30 days of the commencement of this agreement, plus a one time cash bonus of $1,019.23 payable at the commencement of employment.

      B. Vacation and Sick Leave. Wallace is entitled to vacation and sick leave in accordance with the standard policy of Fleetclean as it applies to all employees and as it may be arnended from time to time.

      C. Insurance. Fleetclean shall include Wallace under Fleetclean's group health and major medical insurance, life insurance programs and long term disability insurance, if any, with the same coverage and options that are available under said policies to all executives of Fleetclean.

      D. Stock Options. Fleetclean shall include Wallace under any stock option program which may be offered to employees or executives in accordance with the policy of Fleetclean as it applies to all employees and as it may be amended from time to time.

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                                       V.
                            NON-COMPETITION AGREEMENT

      A. This Noncompetition Agreement is by and between Wallace and Fleetclean Systems, Inc., a Texas Corporation.

      B. To induce Fleetclean to enter into this Employment Agreement, Employee has agreed to enter into this Non-Competition Agreement.

      NOW, THEREFORE, in consideration of the premises and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and Wallace hereby covenant and agree as follow:

      (a) Covenant Not To Compete. Employee hereby covenants that commencing upon the day hereof and continuing for a period of Two (2) years after the termination of this Agreement, Wallace or any affiliate of Wallace will not, unless acting as an officer or employee of the Company (Fleetclean) or any of its subsidiaries, own, manage, operate, join, control, or participate in, directly or indirectly, or derive any benefits whatever from, or be an officer, director, employee, partner, agent, consultant or shareholder of, any business engaged in any activity that is in "Competition" in any manner whatsoever with the business of the Company in the "Specified Geographical Area" and Wallace shall not render assistance or advice to any person, firm, or enterprise which is so engaged. For purposes of this paragraph,

                  (i) "Competition" means the manufacture, marketing, sale or distribution of any chemicals or equipment or service targeted for cleaning services in the trucking industry or other related transportation businesses including boats, airplanes, and cars, which is the same or similar to, that of the Company.

                  (ii) "Specified Geographical Area" means, any area within a one hundred (100) mile radius of any city or county in any state or country in which, at any time, during the the period July 1, 1999, through the date of termination of this Employment Agreement, the Company had customers for its products or delivered its products or services to or for customers; and

                  (iii) "Affiliate" means any individual, corporation, partnership, trust, unincorporated organization, association, or other entity, that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Wallace.


      (b) Payments in Consideration of Covenant Not to Compete. In consideration of the covenants set forth above, the Company has contemporaneously with the execution hereof, agreed to pay good and valuable consideration to Wallace. Furthermore, the Company shall pay to Wallace as continuing consideration hereof the sums set forth in Article IV above, subject to Article III above.

      (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this non-competition agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between parties relating to the subject matter of this Non-Competition Agreement.

      (d) Offsets. In the event of a breach hereof by Wallace, the Company shall have the right to immediately offset any amounts for which it is obligated to pay Wallace against any amounts payable by the Company pursuant to Article IV above, at the time of the breach.

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      (e) Amendment. This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement.

      (f) Assignment. This Non-Competition Agreement may be assigned by the Company without the consent of Wallace in connection with the sale, transfer, or other assignment of all or substantially all of the assets of, or the merger of, the Company.

      (g) Successor. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company and its respective successors and assigns.

      (h) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed as enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining portions hereof shall remain in full force and effect and shall not be effected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

      (i) Specific Performance. Wallace acknowledges that his breach of the provisions of Article V will cause irrevocable harm to the Company, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, the Company shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law (including without limitation damages for prior breaches hereof), to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

      (j) Notice. All notices, consents, requests, approvals, or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified or registered mail, postage prepaid. Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof are as follows:

                   If to Wallace:
                                     Ron Wallace
                                     4165 Rhone Dr.
                                     Kenner, Louisiana 70065

                   If to the Company:

                                     Fleetclean Systems Inc.
                                     P.O. Box 727
                                     Hardin, Texas 77561
                                     Attn: Kenneth Phillips, President

Notice given by mail as set out above shall be deemed delivered when actually deposited in the mail.


                                       VI.
                              DISABILITY AND DEATH

      A. Disability. Notwithstanding any failure or inability of Wallace during the Term, because of illness, or similar incapacity, whether physical or mental ("Disability"), to perform the obligations as

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contemplated by this Agreement, Fleetclean nevertheless shall continue to pay
Wallace the compensation and benefits provided for in Section IV hereof and all other benefits provided by this agreement, except as provided otherwise in this section VI.

            1. Obligations of Fleetclean. In the event a Disability of Wallace continues for a period of more than one (1) consecutive months out of the term of twelve (12) months, Fleetclean may, at its option, at any time on or after the last day of the aforesaid one month Disability period, by written notice to Wallace (the "Disability Notice"), declare Wallace "disabled" and this Agreement shall terminate with no further liability on the part of Fleetclean; however such notice shall be of no force and effect if Wallace has resumed the duties and responsibilities provided hereunder prior to the delivery of the Disability Notice.

            2. Obligations of Wallace. Wallace, by entering into this agreement certifies that he is physically and mentally able to perform the managerial functions as may be required under the terms of this agreement, and expressly agrees to undergo a physical examination at the Company's expense, by a doctor of the company's choosing, prior to the effective date of this agreement. In the event that the examination reveals any pre-existing condition, which in the sole judgment of the company, on advice of the company's selected doctor, would render Wallace unable to perform the duties and responsibilities required under this agreement, this agreement is canceled and Fleetclean will have no further obligation to Wallace.

      B. Death. In all respects, this agreement shall be deemed to terminate upon the death of Wallace.

                                      VII.
                             DISCLOSURE INFORMATION

      Wallace acknowledges that Fleetclean's trade secrets, private or secret processes as they may exist from time to time, and confidential information concerning their products, development, all technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers are valuable, special and unique assets of Fleetclean and its affiliates or subsidiaries, access to and knowledge of which are essential to the performance of Wallace's duties hereunder. In light of the highly competitive nature of the industry in which Fleetclean's and its affiliates' or subsidiaries' business is conducted, Wallace further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by him as a result of this employment by Fleetclean or its affiliates or subsidiaries shall be considered confidential information. In recognition of this fact, Wallace agrees that he will not, during or after the Employment Period, disclose any of such secrets, processes or information to any person or their entity for any reason or purpose whatsoever, except as is necessary in the performance of his duties as an employee of Fleetclean or its subsidiaries and then only upon a written confidentiality agreement in such form and content as requested by Fleetclean from time to time; nor shall Wallace make use of any such secrets, processes or information (other than information in the public domain) under any circumstances during the Employment Period, or for a period not to exceed twenty-four (24) months after termination of Wallace's employment with Fleetclean.

                                      VIII.
              COMPANY RIGHT TO PATENTS, TITLES, SCRIPTS AND DATA

      A. Wallace shall promptly disclose, grant and assign to Fleetclean for its sole use and benefit any and all technical information relating in any way to the products of Fleetclean, developed or acquired, during the Employment Period, together with all patent applications, letters patent, or copyrights, if any, in the name of Wallace that may at any time be granted for or upon any such technical information. In connection therewith, Wallace shall promptly at all times during and after the Employment Period:

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      1. Execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of Wallace to vest in Fleetclean title to such technical information or patent applications, if any, in the name of Wallace to enable it to obtain and maintain the entire right and title thereto throughout the world; and

      2. During the term of the Agreement render to Fleetclean at its expense all such assistance as it may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said application or patents, and in any litigation in which Fleetclean or its subsidiaries may be involved relating to any such patents.

      B. Upon termination of this Agreement, Wallace or his personal representative shall promptly deliver to the Company all books, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession.

                                       IX.
                                     NOTICES

      Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by certified or registered mail, postage prepaid with return receipt requested, to his residence in the case of notices to Wallace, or to the principal office of Fleetclean, to the attention of its President.

                                       X.
                                     WAIVER

      It is Expressly agreed and understood that the waiver by a party of its rights, or any portion of its rights, under this Agreement in any particular instance or instances, whether intentional or otherwise, shall not be considered as a continuing waiver which would prevent the subsequent enforcement of such rights.

                                       XI.
                                   ASSIGNMENTS

      This Agreement shall not be assignable by Wallace without the written consent of Fleetclean; and, only after full disclosure of all terms and ramifications of said assignment has been made by Wallace. This Agreement is assignable by Fleetclean and/or any of its subsidiaries to any successor in interest of Fleetclean's or its subsidiaries' business.

                                      XII.
                                   SUCCESSORS

      This Agreement shall be binding on the assignees, heirs, administrators, executors, spouses, successors and legal representatives of both parties hereto.

                                      XIII.
                                ENTIRE AGREEMENT

      This instrument contains the entire agreement of the parties or of Fleetclean and Wallace relating to the subject matter hereof, and supersedes and replaces in its entirety any existing Agreement between Fleetclean and Wallace.

                                      XIV.

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                                    SURVIVAL

      Any termination of this Agreement shall not affect the provisions of Sections V, VII, or VIII, which shall survive such termination in accordance with its terms.

                                       XV.
                             CHOICE OF LAW AND VENUE

      This Agreement shall be subject to and governed by the law of the State of Texas. Venue for any dispute arising out of or relating to this Agreement shall be in Liberty County, Texas.

                                      XVI.
                                    HEADINGS

      The headings of the Sections hereof are for convenience only and shall not control or affect the meaning, or construction, or limit the scope or intent of any of the provisions of this Agreement.

                                      XVII.
                                  COUNTERPARTS

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                     XVIII.
                                  MISCELLANEOUS

      It is anticipated that variances and deviations from certain provisions of this Agreement may be necessary and may be allowed or tolerated, but it is agreed that such variances or deviations, regardless of number, shall not be reason for altering or modifying the interpretation of any portion of this Agreement.

      WITNESS our hand this the 22nd day of June, A.D., 1999, in the execution of three (3) original counterparts of this Agreement, each of said counterpart copies which are originally executed having the force and effect of an original for any and all purposes.

FLEETCLEAN SYSTEMS INC.

/s/ KENNETH A. PHILLIPS                 /s/ RON WALLACE
BY: KENNETH A. PHILLIPS                 RON WALLACE
Title: President

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